Exhibit 10.11

Account Opening Form Agent Number: ______________

Applicant Information:
Name: ________________________________	ID/Passport Number: ____________________
Gender: ________________ ( Male/Female)	ID/Passport Issue Country: _______________
Address: ______________________________	Phone Number: ________________________
______________________________________
______________________________________	Email: _______________________________
Agent Information:
Name: ________________________________	Agent Number: _________________________
Agent Company Name: ______________________________________	Margin Amount: ________________________
Address: ______________________________	Phone Number: _________________________
______________________________________
______________________________________

When signing this application form and applying for the opening of an electronic trading account, I shall acknowledge that I have been informed that Man Loong Bullion Company Limited is a registered member of the Chinese Gold and Silver Exchange Society (CGSE), holding the Gold and Silver Exchange Society member license, the business operation of which shall comply with the standards of the CGSE, and that currently precious metal trading is not a regulated activity under the Securities and Futures Ordinance in Hong Kong, and acknowledge that I have already read all Terms and Conditions in this account opening form carefully, understood, agreed with and accepted the content and transaction terms hereof, and shall agree to be bounded by the terms and conditions of this account opening form, especially those of the Notice to Clients and Risk Disclosure. When signing this account opening form, I have already known the nature of such transaction and the risk to be undertaken.

Applicant Signature: ________________________________________

Applicant Print Name: ______________________________________

Date: ______________________________

Terms and Conditions

Man Loong Bullion Company Limited (“Man Loong”) is a precious metal trading services company incorporated under Companies Laws of Hong Kong Special Administrative Region(HKSAR) with a registered address at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong (hereinafter referred to as “Man Loong”);

And

Agent’s Customer (hereinafter referred to as “Client”).

The Parties hereby agree as follows:

Whereas:

1.   Client desires to open a transaction account with Man Loong for precious metal transaction, and has already asked Man Loong to open and maintain its transaction account in Man Loong for the purpose and execute the transaction instructions of Client.

2.   Man Loong agrees to permit Client to open a transaction account pursuant to the following terms and conditions from time to time as required by Client and in the absolute discretion of Man Loong and maintain Client’s account according to the specific or designated account name, account number or by other means,. Man Loong agrees to execute all instructions issued by Client or the authorized person(s) for conducting precious metal transactions pursuant to the following terms and conditions set forth in this Agreement.

1. Definitions and interpretations

1.1 Unless otherwise specified in this Agreement, the words and expressions below shall have the following meanings:

Man Loong: including Man Loong Bullion Company Limited, its successors and transferees thereof.

Client: in case of an individual, includes Client and its executor and administrator; in case of a sole proprietorship firm, including the sole proprietor, its executor and administrator, as well as the successors of its business; in case of a partnership firm, including the partners of the firm, their respective executors and administrators during the course of abovementioned Client account maintenance period, as well as any other persons who will become or have become the partners of the firm at any time thereafter, their respective executors and administrators, and the successors of such partnership business; and in case of a company, including the company and its successors.

Agreement: including all Terms and Condition, Notice to Clients, Risk Disclosure, Account Application Form, declarations of Client, and all the other agreements entered into or letters of attorney issued by Client at any time for maintaining its Man Loong account as well as all lists, supplements and amendment to the above mentioned documents issued by Man Loong in writing from time to time.

Account: referring to the transaction account opened by Client with Man Loong.

Trading service: referring to the online transaction service provided by Man Loong, as well as any information contained in this service system and the software which constitutes the system.

Initial margin: referring to the money deposited by Client in Man Loong as the minimum amount for the security of all transactions when or before each transaction instruction is given, and such amount may be stipulated by Man Loong from time to time in its discretion.

In writing or written: unless otherwise as expressly specified in this Agreement, including any written, printed, telex message, e-mail, fax, as well as other legible reproductions of texts or pictures, and in respect of Man Loong, including the information published by Man Loong on its official website.

Maintenance margin: referring to the minimum balance to be maintained for each placement of order after Client has deposited the initial margin. Such amount may be stipulated by Man Loong from time to time in its discretion.

Precious metal: referring to precious metal (including gold / silver)

Password: referring to the Client private password assigned by Man Loong to Client and used in conjunction with Client user name to connect to the service.

Service:  referring to any service or precious metal transaction facilities provided by Man Loong and / or provided on behalf of Man Loong. Such facilities allow Client give instructions through the internet or otherwise to buy and / or sell precious metals, receive account information and accept related services.

Agent: referring to the middleman or introducer who introduces the Client to open an account with Man Loong for opening an account, with the status as an independent third party rather than the employee Man Loong.

SFC: referring to Securities and Futures Commission established under the Securities and Futures Ordinance.

Securities and Futures Ordinance: referring to Chapter 571 Securities and Futures Ordinance of the Laws of Hong Kong which is revised or updated from time to time.

User Name: referring to the private user name for identification assigned by Man Loong to Client and used in conjunction with Client password to connect to the service, account information and other related services.

1.2 The headings are added for the convenience of reference only and shall not interfere with the interpretation of this Agreement.

1.3  In this Agreement, any singular form of words shall include the plural form thereof, vice versa; and words de noting one gender shall include the other genders, vice versa.

In this Agreement, paragraph headings are added for the convenience of reference only and shall not limit or affect the applications and meanings of provisions in paragraph form.

2. Client declaration

When signing this Agreement and applying for the opening of an account, Client shall acknowledge that it has been informed that Man Loong is a registered member of the Chinese Gold and Silver Exchange Society (CGSE), holding the Gold and Silver Exchange Society member license, the business operation of which shall comply with the standards of the CGSE, and that currently precious metal trading is not a regulated activity under the Securities and Futures Ordinance in Hong Kong, and acknowledge that it has already read this Agreement carefully, understood, agreed with and accepted the content and transaction terms hereof, and shall agree to be bounded by the terms and conditions of this Agreement, especially those of the Notice to Clients and Risk Disclosure. When signing this Agreement, Client has already known the nature of such transaction and the risk to be undertaken.

3. Account opening and cancellation

3.1 If Client marks the “I accept this Client Agreement” in the Account Application Form on Man Loong website, it means that this Client Agreement has equal legal force and effect as the original has been signed. Man Loong will not send out the Client Agreement by mail, and Client shall attend the office of Man Loong in person, provide original copy of Identity Card or Passport, to sign and collect the original copy of the Client Agreement.

3.2 Man Loong only accepts the opening of a transaction account by persons holding valid Hong Kong identification documents or valid passport and address proof. Trading services only available for non-US and non-Canadian citizens. Each person shall only open one transaction account by the number of each of the identification document. If it is found that same individual is having multiple accounts with Man Loong at the same time, Man Loong reserves the right to cancel the other accounts of the investor.

3.3 If Client desires to close the account, it shall fill ou tan Account Cancellation Application Form; in the case where Client has closed out positions, Man Loong shall handle the application within two working days upon the receipt of it.

4. Fund Deposit and withdrawal

4.1 Client may deposit fund to the transaction account of Client according to the fund deposit manner provided on the Man Loong website. Client needs to sign a payment authorization form to allow Man Loong to deduct payment to client’s agent upon request.  Unless Man Loong has confirmed its receipt of the fund deposited by Client, Man Loong will not handle the fund deposit procedure for Client. If Client makes a fund deposit by way of bank transfer, the handling fees incurred arising therefrom shall be borne by Client. All fund deposited shall be subject to the confirmation of Man Loong as to its receipt of the funds deposited by Client. Client shall not hold Man Loong liable for instructions about placing an order or closing a position which fails to be accepted or confirmed by Man Loong due to reasons of fund depositor any other aspects.

4.2 Before opening an account or withdrawing money for the first time, it is necessary to submit the identity documentation or valid passport as well as the bank card photo copy of Client; otherwise, Man Loong will not handle the application of Client for opening an account or withdrawing money. For the security of Client’s fund, Client must tie-in the Client’s identity document when opening an account and open the bank account opened using its real name, whereby it may only withdraw money, and he may withdraw money only through such tied-in bank account.

4.3 For reasons attributable to the third party, the speed of a bank to process the money may be difficult for Man Loong to control and predict; therefore it may be the case that Client would not be able to receive the money withdrawn within the predicted time.

4.4 Man Loong reserves the right to adjust the handling fees for fund deposit and fund withdrawal at any time and reserves all relevant rights of explanation.

5. Authorization of transaction

5.1 Man Loong is authorized to buy or sell precious metals pursuant to Client’s verbal, written or computerized instructions for Client's account(s) with a third party, such as a bank or financial institution.

(i) Where Man Loong is authorized to execute the instructions, it may consider such instructions as given by Client or its authorized person without having to enquire into the validity thereof;

(ii) In no event shall Man Loong be required to verify the validity of written instructions or the signatures in any particular case;

(iii) Provided that Man Loong has acted in good faith and without gross negligence, Client will bear the risk of all the unauthorized instructions given, and liable for all the losses, costs, fees, damages, expenses, claims or demands, Client also warrants that it shall make no claim for liabilities or damages against Man Loong, and that Man Loong will not suffer losses from any of the abovementioned cases, including those relating to or arising from Man Loong acting upon, delaying in acting upon or refusing to act upon any instruction or information offered to Man Loong by Client, including improper, unauthorized, false or fraudulent instructions given by Client, even if such instructions were not authorized by Client;

(iv) Man Loong reserves the right to limit the total number for each order placed and to limit the amount and/or total number of positions acquired or held by Client. Man Loong will perform the selected and accepted orders according to the instructions of Client, Client’s instructions for order placement (including instructions for closing a position) may not be performed or accepted by Man Loong, or may not be performed or accepted for other reasons. Man Loong shall not be responsible for instructions of order placement or instructions of position closing not accepted or performed;

(v) Man Loong has the right to refuse to accept any order. Man Loong shall neither guarantee that Client can revise the stop loss or stop gain settings, nor be responsible for any loss or damage caused by event which may not be controlled directly or indirectly by Man Loong, or acting or non-acting, such cases including but not limited to any loss or damage caused by any inaccurate or delayed order or information transmission due to failure in transmission or communication facilities. In respect of transaction procedures, if for any reason, the desired setting for the stop loss or stop gain cannot be performed, and the old instructions are still performed, then Man Loong shall not be responsible for the loss incurred therefrom, and Client knows and accepts that such kind of transaction risks have to be taken in using of network transaction platform.

5.2 On some occasions the quote shown on the transaction platform of Man Loong may not accurately reflect the real-time price for reasons of delays of the internet and connection, as well as quoting errors. On some occasions the closing price may not be the same price as shown on the transaction platform when Client places an order; Client hereby accepts and agrees that all the final transaction prices shall be based on the closing records in the transaction system of Man Loong.

6. Consent to cross transaction

Client hereby acknowledges and agrees that the following situation may arise: where an officer, director, affiliate, associate, employee, bank, bank employee or agent related to Man Loong, or Man Loong itself, maybe the counterparty or its appointee for a transaction effected for Client's account. And Client hereby agrees to such transaction, subject only to any possible regulation or requirement of any bank, institution, exchange or trading commission on the execution of such transaction orders, and those possible limitations and conditions imposed by other regulatory authorities.

7.  Liquidation of accounts and payment of deficits

7.1 In the event that:

(i) Client dies, or is judicially declared as incompetent;

(ii) Client files for bankruptcy or appoints a receiver, or any bankruptcy or similar proceeding is instituted against Client on its own initiative or passively;

(iv) There is insufficient margin, or that Man Loong confirms that the collaterals used to protect one or more Client account(s) are not sufficient to secure such account(s)regardless of prevailing market quotes;

(v) Client fails to provide Man Loong with any information requested pursuant hereto;

(vi) Any other situation or change arises in which Man Loong shall take protective measures.

Client makes an authorization that Man Loong may take one or more actions below or the following means in its sole discretion to deal with the liquidation of accounts and payment of deficits:

(i) buying or Selling any precious metal position held for Client;

(ii) Cancelling any or all outstanding order, or any other commitments made in Client’s name.

7.2 Any of the abovementioned actions may be taken by Man Loong without the following conditions: the demand for margin or additional margin, or the prior notice of transaction to Client or its personal representatives, successors, trustees or assignors, and whether the ownership interest involved shall be owned solely by Client or jointly with others, Man Loong will cancel all Client’s contracts for opened positions to make a contract to protect or reduce the existing price difference of positions of Client or all contracts for locked positions.

7.3 Upon the requirement by Man Loong, Client shall be responsible for any deficit in its account and when the closing thereof, in part or in full, is executed by Man Loong or Client, it shall at any time be responsible for any remaining deficit.

7.4 If the funds realized under this authorization are insufficient to pay all liabilities of Client to Man Loong, upon request, Client shall pay the deficit and all outstanding liabilities, together with interest thereon (the calculation is shown below: the lower of the bank prime rate of Man Loong’s major banker at that time plus 3% or the maximum interest rate allowed bylaw), and all costs of collection, including attorney's fees, witness fees, travelling expenses and so on. If Man Loong incurs expenses other than those arising for the collection of deficits in connection with any of the account(s) of Client, Client shall agree to pay such expenses.

8. Client risk exposure

8.1 Client understands that investments in leverage and leveraged transactions are speculative, involving a high level of risks, and are only suitable for persons who can afford any risk of loss in excess of their margin deposits. Client understands that since a relatively low margin is usually required in precious metal transaction, price changes in precious metal may lead to substantial losses that may exceed Client's investment and margin deposits. Client warrants that it is willing and capable financially and otherwise to assume all risks of precious metal transaction. Client agrees it shall not hold Man Loong liable for transaction losses incurred by following transaction recommendations or suggestions of client’s agents or representatives. Client is aware that there is no guarantee of profits or harmlessness in precious metal transaction. Client acknowledges that it has not received such guarantees from Man Loong or any of representatives, introducers thereof or any other entity with which Client deals and that this Agreement is not entered into in reliance upon any of such guarantees.

8.2 Client also understands that precious metal trading has potential profits and losses, and that if the transaction intends to be unfavorable, losses may exceed the initial margin. The price fluctuation of precious metals may be under influence of multiple global factors, most of which are unpredictable, and sharp fluctuations in the price of gold and silver may cause investors to fail to settle the losses. Even though the staff of Man Loong Limited pays attention to the market situation constantly, they may not or would not make any guarantee as to the accuracy of predictions and they may not or would not guarantee that the losses would be limited at any particular amount.

9. Disclaimer and right of reservation of Man Loong

9.1 Communication and electricity failure

Man Loong shall not be liable for any delay in transmission of orders due to the failure of transmission or communication facilities, electricity outage or any other causes beyond Man Loong’ control or anticipation. Man Loong shall only be liable for any action directly attributable to the gross negligence, wilful default or fraud on its own part. Man Loong shall not be liable for losses arising from any default of any introducer employed by Man Loong according to this Agreement or from any default of other related persons.

9.2 International internet failure

Since the operation of signal communication is beyond Man Loong’ control and the reception of signals via the internet and routing is dependent on the reliability of the structure or connection of the equipment of Client, Man Loong shall not be liable for communication failures, distortions or delays in trading via the Internet.

9.3 Market risks and online transaction

Trading in precious metal involves sizable risks that are not suitable for all persons. Please refer to this Agreement and for more information on risks.  Trading online, however convenient or efficient it might be but does not necessarily reduce the risks associated with precious metal transaction.

9.4 Password protection

Client must keep passwords confidential and ensure that no third person can have access to Client’s transaction facilities such as the user name and password of Client’s account. Client agrees to assume responsibilities expressly for any instruction sent by e-mail and all instructions given to Man Loong via email, verbally or in writing; that is, even though such instructions are sent by a third person, if these instructions are identified with Client’s password and account number. Man Loong shall determine and believe that it is the apparent authority by Client. Man Loong shall have no responsibility to further enquire into such apparent authority and no liability for the consequences of any action or omission in reliance upon such instruction or apparent authority.

9.5 Quoting errors

When certain errors with the quotes and transaction prices occur, Man Loong shall not be liable for any resulting error in account balances. Such errors include but are not limited to: an incorrect quote made by the trader, a quote which does not represent international market price, any quoting error(such as one due to the malfunctioned hardware, software or network, or the inaccurate data provided by a third person). Man Loong shall not be liable for the account balance resulting from such errors. In addition, Client shall allow sufficient time for the execution of the order and the calculation of the required margin by the system when placing an order. If the execution price of the order or the setting of order is arranged to be too close to the market price, it may trigger other orders (any type of orders) or a margin alert. Man Loong shall not be liable for the resulting margin alert, account balance and/or account position arising from the system being given sufficient time to make the execution or calculation accordingly. The abovementioned is not intended to be an exhaustive list and in the case of a quoting or execution error, Man Loong reserves the right to make necessary corrections or adjustments to the account involved. Any dispute arising from such quoting or transaction error shall only be resolved by Man Loong on its own volition. Client agrees to indemnify and hold Man Loong harmless from and against all resulting losses, damages or liabilities.

9.6 Non-acceptance of orders placed with trading software

In order to maintain the fairness of transaction online, Man Loong does not accept the act of placing orders with trading software. Once the said act is found, Client will be disqualified from transaction, with such kind of trading and profit so obtained regarded as illegal. Man Loong will recover all illegal profits and required expenses (including fund deposit handling charges, transaction coding charges).

9.7 Personal data disclosure

Client agrees to allow Man Loong to disclose the personal data to the regulatory body as required by laws, including but not limited to the disclosure of Client’s personal data in compliance with the court's order or other official requirements, or for the protection of the interests and properties of Man Loong and as a necessary cooperation between Man Loong and the regulatory bodies or law enforcement authorities. In the case where the law permits,  Client shall be informed about the relevant privacy policy before the disclosure of non-public personal data to any third person not under Man Loong and Client shall be allowed time to withdraw from the participation in data disclosure. Client shall be provided with the amended privacy policy and the new notice of withdrawal before the adoption of a new privacy policy or the announcement of a new class of personal data or the disclosure of data to any new third person not under Man Loong. All Man Loong employees shall be supervised for ensuring the compliance with the relevant laws when implementing the policy.

9.8 Arbitrage

Internet, connectivity delays, and quoting errors may sometimes make the prices displayed on Man Loong’s transaction platform unable to reflect the market prices accurately. “Arbitrage” and “scalping”, or taking advantage of such internet delays, cannot exist in a market where Client deals directly with the market maker. Man Loong does not permit the practice of arbitrage on its transaction platform by Client. Transactions that rely upon arbitrage opportunities arising from price latency may be cancelled. Man Loong reserves the right to make necessary corrections or adjustments to the account involved. Man Loong may at its sole discretion require the trader to intervene in or sanction all orders and/or terminate the relevant Client’s accounts. Man Loong may on its own volition resolve any dispute arising from such arbitrage and/or price manipulation. Man Loong reserves the right to hold Client’s withdrawals until such issue is fully resolved. Any action or resolution stated herein will neither prejudice nor waive any right or remedy that Man Loong may have against Client and its employees.

9.9 Price, order execution and platform manipulation

Man Loong strictly prohibits any form of manipulation by any account regarding its prices, execution and platform. If Man Loong suspects that any account is involved in manipulation, Man Loong reserves the right to investigate and review the account and deduct from such suspicious account the gains earned from such activity. Man Loong reserves the right to make necessary corrections or adjustments to the account involved. For accounts that are suspicious of manipulation, Man Loong may at its sole discretion require the trader to intervene in or sanction the orders and/or terminate the relevant Client’s accounts. For any dispute arising from such arbitrage and/or price manipulation, Man Loong may make a decision on its own volition. Man Loong may report such incidents to any competent regulatory and law enforcement agency at its discretion. Any action or resolution stated herein shall not prejudice or waive any right or remedy that Man Loong may have against Client and its employees; and all the rights or remedies shall be reserved expressly.

9.10 Disclosure of bankruptcy risk

Upon Man Loong’ bankruptcy, Client may not be granted the priority right to repayment in its recovery from Man Loong of the fund deposits or the benefits earned from the transactions. Client is an unsecured creditor without the priority right to repayment and would receive compensation along with other creditors after the company has paid off the priority debts.

9.11 Right to Amendment from time to time

Man Loong has the right to amend the terms and conditions of this Agreement from time to time. Man Loong would notify Client of such amendment or change by publishing the same on its official website (www.manloong.com). Client shall be responsible for perusing such amendment to the terms and conditions regularly and agrees to be bound by the same upon its publication.

9.12 Disclosure of Agent

Man Loong does not supervise the introducer’s (agent) activities or undertake responsibilities for any declaration made by the Agent. Man Loong and the Agent are totally independent of and separate from each other. The direct agreement of Man Loong and the introducer shall not establish a joint venture or partnership relationship. And the Agent is not staff of Man Loong.

(1)  Client knows and agrees that if the account of Client with Man Loong is recommended by the Agent, the Agent may obtain the personal data of Client and other data relevant to transaction activities of Client at Man Loong. Client knows and agrees that if the account of Client in Man Loong is as recommended by the Agent, the Agent shall not conduct transactions with the account of Client at Man Loong, unless Client authorizes the Agent to conduct transactions on behalf of Client pursuant to an authorization agreement.

(2)  Since the risk factor of precious metal trading is very high, only the real “risk” capital may be used for such transaction. If Client does not have any fund in surplus to bear the loss, Client shall not conduct transactions in the precious metal market.

(3)  Client understands that the Agent or a third person who sells transaction systems, courses, programs, researches or suggestions may not be supervised by government authorities.

(4)  If Client has been informed or it believes that using any third person’s transaction system, course, program, or the research or suggestion provided by the Agent or other third persons may bring transaction profits, Client hereby confirms, agrees and understands that all precious metal transactions, including the transactions via the third person’s transaction system, program, or the research or suggestion provided by the Agent or other third persons, are exposed to huge risks of loss. In addition, Client hereby confirms, agrees and understands that all precious metal transactions, including the transactions via the third person’s transaction system, program, or the research or suggestion provided by the Agent or other third persons, may not bring profits and may not be able to avoid or limit the risks.

(5)  If the Agent or other third persons provides the precious metal transaction information or suggestion to Client, Man Loong shall not be liable for the loss of Client due to the use of such information or suggestion.

(6)  Client confirms that Man Loong and its relevant persons have not made any under taking for future profit or loss regarding the account of Client. Client knows that precious metal transactions involve huge risks.

(7)  Man Loong has provided risk disclosure information when Client opens a new account. Client must read such information carefully, and shall not rely on any information of an opposite intention originated from other sources. If Client conducts transactions at this platform, it shall be deemed that Client has read and understood the risk disclosure of Man Loong.

(8)  If Client has already or will have obtained information or suggestions from the introducer or persons other than the employees of Man Loong, Man Loong will not be able to control, and does not support or guarantee the accuracy or completeness of the precious metal transaction.

(9)  Man Loong does not support or guarantee the services provided by the introducer. Since the Agent is not the staff of Man Loong, Client has the responsibility to verify and strictly assess the Agent before using its services.

10. Notice to Clients

Since the signal across the internet, its reception or routing, the configuration of its facilities/system and the reliability of its connection system are beyond Man Loong’s control, Man Loong shall not in any case be liable for communication failures, misrepresentations or delays in the case of trading via the Internet. Trading in precious metal involves considerable risks that are not suitable for all persons. Trading online, however convenient or efficient it might be but does not necessarily reduce risks associated with trading. Client acknowledges that the spot price of precious metal trading is varied among institutions, and will change at any time in split seconds for reasons including (but not limited to)time difference for data uploads. Therefore sometimes, trading cannot be concluded at the published price. Therefore, Client agrees to accept that the price provided for Client by Man Loong from time to time is the best price which can be achieved at that time.

11. Statement and confirmation

Confirmation reports of orders and statements of accounts of Client shall be deemed correct, final and binding upon Client unless Client shall make an objection in writing within one (1) day after receiving the report via the Man Loong platform or otherwise. In lieu of transaction confirmations by mail, Man Loong will provide Client with online login access to review Client’s account statement at any time. Client's written objections shall be directed to Man Loong at the latest office address (address may be changed from time to time) indicated on Man Loong’ website, with a return receipt request. If not being objected to, all actions taken by Man Loong or its introducers prior to Client’s receipt of such reports shall be deemed approved. Client's not receiving a transaction confirmation shall not relieve it from the obligation to object as mentioned above. Client agrees to the transmission of transaction confirmations and statements through electronic means. If any dispute arising between Client and Man Loong involves the Client’ use of the transaction platform provided by Man Loong, the relevant transaction data based on the system data of Man Loong shall be the only evidence used by the Parties for settling the dispute and shall be binding on the Parties.

12. Joint account

If more than one natural person enters into this Agreement as Client, these natural persons agree to undertake the responsibilities of this Agreement jointly and severally. When opening a joint account, each account holder shall sign on the copy of the identity confirmation, the signature sample on which shall be used for verification purposes.

If the joint account is held by more than one account holder (hereinafter referred to as the “joint account holder”):

(i) the responsibilities and obligations under this Agreement shall be borne jointly and severally and any title denoting Client shall be apply to each joint account holder;

(ii) each is confirmed to have the right to independently deal with the account under this Agreement, including but not limited to the execution of transaction and the receipt of all letters and documents about the account;

(iii) Each has the right to receive or withdraw money or deposit money;

(iv) Each shall perform the agreement relevant to the account and conduct trading with Man Loong with full authority. Man Loong has the right to require each account party to take joint actions for any account matter. Man Loong has the right of recourse and control against each joint account holder for all outstanding liabilities or common account interests of Man Loong account. If one or more common account owners die, Man Loong shall be notified so in writing and provided with the death certificate. All expenses incurred till the notification date shall be deducted from the account. Each common account owner shall be assumed to own equal shares.

13. Termination

This Agreement shall remain in effect until termination. The Agreement may be terminated by Client at any time, when Client has no open position and no liabilities due to Man Loong, upon actual receipt by Man Loong of a written notice of termination, or at any time by Man Loong upon delivery of the written notice of termination to Client, effective from the closing of business on the day the said notice is sent. Such termination shall not affect any transaction previously entered into and shall not relieve either Party from any obligation hereunder or shall relieve Client from the obligation to repay any liability.

14. Indemnification

Client agrees to indemnify and hold Man Loong, its relevant organizations, employees, agents, successors and assignors harmless from and against any and all liabilities, losses, damages, costs and expenses, including attorney's fees, incurred by Man Loong arising from Client's failure to fully and timely perform its commitments herein or its untrue and incorrect representations and warranties. Client also agrees to pay immediately to Man Loong all damages, costs and expenses, including attorney's fees, incurred by Man Loong during enforcement of any provision hereof. Further, Man Loong shall not be held liable and is relieved from any claim or loss so incurred if such claim or loss is caused by(including but not limited to):

(i) Client’s conduct: Any action or omission to act on the part of Client or Authorized Persons;

(ii) Forged signature: Forged or unauthorized signatures on any document in respect of Client’s account or this Agreement;

(iii) Failures: System failure, equipment failure, system interruption or system inoperability (equipment of Client or Man Loong or communication service providers;

(iv) Delays: Delays, failures or errors in the implementation of any instruction;

(v) Information: Inaccurate or incomplete instructions received from Client.

15. Transaction recommendation

15.1 Client acknowledges that recommendations or information provided by Man Loong or its employee shall not constitute an offer to buy or sell  precious metal contracts or a solicitation to buy or sell  precious metal positions. Even though such recommendations and information are based on the data source deemed reliable by Man Loong, it may be completely based on the personal opinion of an individual employee, and such information is not complete or confirmed by Man Loong;

15.2 Client acknowledges that Man Loong does not guarantee the completeness of any information or recommendations of Man Loong and shall not be held liable therefor. Client acknowledges that if Man Loong and / or its supervisor, director, affiliate, associate, shareholder or representative may hold certain precious metal positions or desire to buy or sell certain precious metals, such transactions are also recommended on the market. The market positions of Man Loong and / or its supervisor, director, affiliate, associate, shareholder or representative may be inconsistent with the recommendations obtained by Client from Man Loong.

16. Authorized dealers

16.1 For whatsoever reason, Client delegates the transaction right or the control of its account to a third person, including the Agent or others (hereinafter referred to as collectively the “authorized dealers”), or trades precious metals based on any authorized dealers' information, suggestions or instructions, Man Loong shall neither review the information, suggestions or instructions provided by the authorized dealers chosen by Client, nor undertake any responsibility for the relevant information, suggestions or instructions.

16.2 If any authorized dealer provides the information, suggestions or instructions of precious metal trading for Client, Man Loong shall not be liable for any loss suffered by Client due to the use of such information or suggestion. Client acknowledges that Man Loong and its related persons have not made any under taking for future profit or loss regarding the account of Client.

16.3 Man Loong does not support or guarantee the services provided by the authorized dealers, including information, suggestions or instructions. Since the authorized dealers are not the staff or agents of Man Loong, Client shall have the responsibility or examining and strictly assessing of the authorized dealers by itself before using its services.

17. Representations and Warranties of Client

(i) Client is of sound mind, legitimate age (the legitimate age in Hong Kong is 18 years old) and with legal competence;

(ii) No person other than Client and/or its joint account holder has an interest in Client's account(s);

(iii) Client is currently not an employee of any exchange, company in which any exchange owns the controlling capital, any member of any exchange and/or company registered on any exchange, or any bank, trust or insurance company, and if Client becomes so employed, it must notify Man Loong in writing of such employment immediately;

(iv) All information provided in the Account Application Form hereunder is true, correct and complete as of the date hereof and Client shall be obligated to notify Man Loong of any change in such information immediately;

(v) Client shall, in all respects, comply with the laws and regulations at its domicile including the acquisition of any governmental or other regulatory approvals for the compliance withany other formalities required in such territory or jurisdiction and to pay any applicable taxes, duties and other payable amounts required locally in respect of the execution of any transaction through the platform provided by Man Loong. Moreover, the execution of any transaction through this platform shall be deemed to constitute a representation and warranty of Client to Man Loong that such laws and regulations at its domicile have been complied with. If Client has any doubt in this respect, it shall seek advice from professional consultants.

18. No guarantee of profits or limited losses

Client ensures and states that it has entered into no other separate agreement with any Man Loong employee or agent concerning the transaction in its Man Loong account, including any agreement to guarantee profits or limit losses in its account. Client agrees that it is obligated to notify Man Loong of any agreement of this type immediately in writing. Client also agrees that any representation made by anyone concerning Client's account that differs from any statement received from Man Loong must be brought to the attention of Man Loong in writing. Client understands that it must make an authorization before execution of each transaction and Man Loong must be notified of any disputed transaction in time according to the requirements of the transaction agreement. If any loss or debt is incurred due to Client’s failure to notify Man Loong in time, Client agrees to compensate Man Loong to make it free from loss.

19. Change in application details

If there is any change as to the information in the Account Application Form of Client, Client shall be responsible for notifying Man Loong of the relevant changes.

20. Agreement on the transmission of transaction confirmation and account statements through electronic means

20.1 Client agrees that its account information and transaction confirmations may be provided on the Man Loong platform in lieu of mail or email.

20.2 Client will access its account information by logging in its personal online account via the Man Loong platform. Man Loong will post all of Client's account activities and Client will be able to receive daily, monthly and annually reports of account activities, a report on each closed transaction and the overview of each transaction of Client. Publication of account information on Client's online account shall be deemed submissions of transaction confirmation and account statements. At any time, account information shall include transaction confirmations with serial numbers, transaction prices, and used margin, available amount of margin, profit and loss statements, as well as all positions and unsettled order instructions.

21. Communications

Reports, statements, notices and other communications may be sent to Client via its e-mail address or address on the application form. All communications so sent, whether by e-mail, mail, telegram or otherwise, shall be deemed as being sent by Man Loong upon the deposit in to the relevant postal office or the receipt by the delivery agency, and deemed as being delivered to Client, whether it is actually received by Client or not.

22. Charges

Client shall pay trading service fee and all other charges (including, without limitation, statement charges, idle account charges, order cancellation charges, transfer charges and other charges), fees (including, without limitation, fees imposed by any interbank agency, bank, contract market or other regulatory or self-regulatory organization) arising from services provided by Man Loong. Client acknowledges that once payment request is confirmed, Man Loong is authorized to deduct the amount from Client’s account balance in real time. Client agrees to pay the interest on its outstanding amounts due to Man Loong (as calculated below: the lower of the prevailing prime rate charged by Man Loong's major banker plus 3% or the highest interest rate allowed by laws).

All such charges shall be paid by Client upon request, or as Man Loong may solely determine on its own volition, and Client hereby authorizes Man Loong to withdraw the amount of any such charges from its account(s). Client agrees to pay transfer charges determined by Man Loong when it instructs Man Loong to transfer any open position, fund and/or property from its account to another institution.

Client agrees that it is personally responsible for the taxes or fees imposed by government over all transactions or the profit generating from any transaction on its own part. Client also agrees that such taxes or fees are to be directly deducted or withdrawn from its account at the due date.

23. Margin and its receiving systems

23.1 Client may offer and maintain with Man Loong a margin in such amount as determined by Man Loong from time to time. Man Loong fully determines the margin amount with full authority, and may change such amount at any time in the absence of any reason. Client agrees to deposit such additional margin as required by Man Loong by telegraphic transfer and will meet all margin requirements in such mode of transmission as designated by Man Loong immediately. Client shall bear all charges incurred during deposit, including bank commission, exchange rate differences and all other relevant expenses. Client is fully aware that time is required for Man Loong to process Client’s deposit, and Client may be unable to use the deposit in real time as the margin required for any new position or additional margin. Client agrees to undertake any loss arising from forced closure due to the failure of meeting the requirement about additional margin in time and such loss may be greater than its initial margin.

23.2 Client has the right to inform Man Loong at any time its withdrawal of the available cash balance specified. Client agrees to bear all charges incurred during remittance or transfer, including bank handling charges, exchange rate differences and all other relevant expenses. Client is fully aware that time is required for Man Loong to process Client’s withdrawal, and Client may be unable to receive the withdrawal in real time. Client agrees to hold Man Loong harmless from all liabilities resulting from the failure to fulfill its withdrawal request in time. Client acknowledges that once such request is confirmed, Man Loong shall deduct the amount from Client’s account balance in real time.

23.3 Man Loong may liquidate Client’s account at any time as specified in this Agreement. The non-exercise of this right by Man Loong shall not mean the waiver of such right by Man Loong. Any previous margin requirement from Man Loong shall not deter Man Loong from raising the margin requirement without notice.

23.4 System of margin calls. Under normal market conditions, the system of margin calls is for the hedging purpose regarding the fall in account balance to below its deposit value. When the current net value is lower than the initial inception margin by proportion defined by Man Loong, the system of margin calls will automatically close the position with most losses. For the specified proportion, please see the terms of transaction. If any disadvantageous market condition occurs, especially a large price fluctuation, the loss incurred from the executed price due to the closure by the system of margin calls may exceed Client's account balance. Client is liable to pay for the deficit in its account.

24. Recordings

Client agrees and acknowledges that all communications related to its account between Client and Man Loong or its staff may be recorded regardless of the use of automatic alert. Client further agrees that any party may use such recordings or their copies as evidence in the dispute or litigation which involves Client or Man Loong. Client is aware and agrees that Man Loong shall delete such recordings regularly according the established operating procedures.

25. Credit standing

Client authorizes Man Loong or its employees in Man Loong's name to investigate Client's credit standing and to contact such banks, financial institutions and credit agencies as Man Loong thinks fit to verify Client information. Client further authorizes Man Loong to investigate its present and past investment activities and to contact such futures traders, exchanges, agents/traders, banks or legal information centers as Man Loong thinks fit. If Client gives Man Loong a request in writing, Client may be permitted to duplicate the records mentioned above and will bear all involved fees on its own part.

26. Cookies

Cookies are a tracing micro program running on the Client's computer hard disk. It can trace and store the relevant data of online services used by Client. Client agrees that Man Loong may setup and store its Cookies in Client's computer to assist in perceiving the advertisements or promotions which may attract Client to its websites. Man Loong or its branch departments may trace those web pages browsed by Client and the collected and shared data is without Client’s name or any identification thereof.

27. Secure technology

Man Loong uses Secure Socket Layer (SSL) as a code technology to protect the data provided by Client. Such technology can protect Client's data from interception or stealing during transmission to Man Loong. Man Loong is committed to the undertaking that its websites are secure and that industry standards are met. Man Loong also uses other safety measures such as firewalls, authentication systems (e.g. passwords and personal identification numbers) and control mechanisms to regulateun authorized access to systems and data.

28. Transaction codes

Man Loong provides transaction confirmation codes from the Chinese Gold and Silver Exchange Society for Client, but it reserves the final charging right. Client shall keep the details for logging in the transaction platform and store them properly. These login details are sent to Client directly by Man Loong. Therefore, only the account holder has such details to access the platform for transaction. When Client logs in the transaction platform at the first time, it shall change the login password and store it properly, as Client has to be responsible for all transaction activity occurred under its account. When Client doubts that its login details are obtained by the third person, it shall change the password or instruct Man Loong to change it immediately.

29. Closing a position by telephone

29.1 If the transaction platform cannot be logged in, Man Loong provides such service as closing a position by telephone for Client. It is necessary for Client to provide the transaction account, the corresponding password and its ID number. A customer service officer has the right to further ask Client to verify its identification details and Client must cooperate to confirm it. After the provided data are confirmed to be correct, such phone call is duly authorized by Client. Man Loong will not verify the other information from the provider and shall not be liable for any loss due to that the Client's identification details are not provided by Client itself.

29.2 Client must dial the telephone number specified by Man Loong for closing a position to process such a procedure. Only after Client identification has been verified by Man Loong, it can close a position by telephone. During the closure of a position, Client must state clearly the order number of the position, the class of commodity and the objective of the position, and then a customer service officer may inform the closing price and confirm it with Client. Client must clearly state whether it agrees to the price or not by telephone. The client service staff may provide the order details with the transaction number for Client and confirm the closing price with Client. A telephone closing service is finished only after being confirmed by Man Loong.

29.3 As Man Loong cannot control the quality of call signals and the number of Client's calls, Client agrees not to ask Man Loong to compensate for its loss caused by queuing for the telephone closure service, or by the failure of Client to close a position by phone due to any reason.

30. Binding effect

This Agreement shall remain effective and shall cover all accounts of Client opened or reopened with Man Loong at any time regardless of any personnel change of Man Loong or its successors or assigns. In case of any merger, consolidation or other variation, this Agreement including all authorizations shall inure to the benefit of Man Loong and its successors and assigns, and shall be binding upon Client and/or its legatees, trustees, administrators, legal representatives, successors and assignors. Client agrees that the right and obligations related to transactions are subject to the provisions of this Agreement.

31. Acceptance

Only when Client has completed the Client's Account Application Form as provided by Man Loong and has accepted this Agreement, and that the same has been confirmed and approved by Man Loong, this Agreement is deemed to be accepted by Man Loong and becomes a binding agreement between Client and Man Loong.

32. Amendment

Client is aware and confirms and agrees that Man Loong may amend any provision hereof from time to time at its discretion. Man Loong will notify Client of such amendment or change by publishing the same on its corporate website. Client shall review such terms and conditions for any amendment regularly and agrees to be bounded by the same.

33. Waiver or amendment

Except such amendment as published by Man Loong on its corporate website from time to time, no provision hereof may be waived or amended unless such waiver or amendment is made in writing and signed by both Client and an authorized person of Man Loong. No waiver or amendment hereof may be implied from any course of dealing between the Parties or from any failure by Man Loong to assert its rights hereunder in any case. No verbal agreement or instruction shall be recognized or executed except closing a position by telephone.

34. Transfer of rights

According to this Agreement, Man Loong may transfer all or any part of its rights and obligations hereunder to any person without a prior consent or approval of Client. However, Client shall not transfer its rights and obligations in this Agreement without a prior written consent of Man Loong.

35. Privacy policy

The Man Loong Privacy Policy protects Client’s rights under the Personal Data (Privacy) Ordinance, which allows it to be convenient for Client to open and maintain its precious metal account and to supply any financing or financial advisory services. Man Loong protects honestly the personal data provided by Client and keep such data confidential. Except permitted by law, Man Loong will not provide any non-public data to any individual person.

When Client opens or maintains a transaction account in Man Loong,  personal data providedis only used for the internal business, such as evaluating Client’s financial needs, processing Client’s transactions and the other requirements, providing the relevant products or services, as well as offering the ordinary trading services and confirming Client’s ID as required by the regulatory procedures. For the purpose of operation, Man Loong needs Client to provide the following data:

(i) Personal data provided on the Client's Account Application of Man Loong and the other forms, such as Client's name, address, birth date, ID evidence and passport number, career, assets and income data and so on;

(ii) Business data related to Client and Man Loong or its affiliated companies;

(iii) Data from the investigation report company relating to Client;

(iv) Data for verifying Client’s identification, such as governmental document, passport or driving license.

Man Loong allows the data provided by Client to be accessed by limited employees who serve Client in order to introduce the relevant services or products to Client. Man Loong authorizes to access the relevant data on when a new account is applied. These requirements in procedure aim for protection of Client’s non-public data from disclosing and security of Client’s privacy. Man Loong also shall not sell or lend Client’s name or personal data to any people.

36. Applicable laws and jurisdiction and venue

Any dispute, controversy or claim arising here from or in connection herewith, or the termination or invalidation hereof, shall only be governed by the laws of Hong Kong and shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in force at the date such arbitration commences. Only one arbitrator shall be appointed by the Hong Kong International Arbitration Centre (“HKIAC”) located in Hong Kong and the appointed arbitration place shall lie in the HKIAC. The language for arbitration is Chinese. This Agreement is construed by the laws of the Hong Kong Special Administrative Region (“HKSAR”) where Man Loong is located. Any award resulted from such arbitration shall be the final one and binding upon all relevant Parties. It can be executed by any court which has jurisdiction according to law.